Exhibit 10.1

EXECUTION VERSION

PLAN SPONSOR AGREEMENT

This PLAN SPONSOR AGREEMENT (as amended, supplemented, or otherwise modified from time to time, this “Agreement”), dated as of February 14, 2017, is entered into by and among Violin Memory, Inc. (the “Company”), VM Bidco LLC (“Soros”), and the Official Committee of Unsecured Creditors appointed in the Company’s chapter 11 case (the “Committee”). The Company, Soros and the Committee are together referred to herein as the “Parties” and each individually as a “Party.” If Quantum Partners LP (“QP”) becomes a party to this Agreement by executing and delivering a joinder agreement substantially in the form attached hereto as Exhibit D (a “Joinder Agreement”), then QP shall be a Party to this Agreement as set forth in the Joinder Agreement.

The Parties have agreed to undertake a financial restructuring of the Company (the “Restructuring”), to be effected pursuant to the Company’s chapter 11 bankruptcy case (the “Chapter 11 Case”) currently pending in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), on the terms and conditions set forth in the plan term sheet attached hereto as Exhibit A (as may be amended from time to time in accordance with this Agreement, the “Plan Term Sheet”).

The Company and Soros have also agreed to a debtor-in-possession financing arrangement to support the Restructuring pursuant to the terms and conditions of the term sheet attached hereto as Exhibit B (the “DIP Term Sheet”) and exit financing pursuant to the terms and conditions of the term sheet attached hereto as Exhibit C (the “Exit Financing Term Sheet” and together with the Plan Term Sheet and the DIP Term Sheet, the “Term Sheets”).

The Parties desire to express to each other their mutual support and commitment in respect of the matters set forth in the Term Sheets and hereunder, and therefore agree as follows:

1.	Certain Definitions.

As used in this Agreement, the following terms have the following meanings:1

(a) “Affiliate” means, as applied to any person, any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities or by contract or otherwise.

(b) “Cash Portion of the Sale Proceeds” means that amount of the Sale Proceeds (which amount shall be not less than $10.7 million) necessary, as of the Plan Effective Date, to fund a cash distribution to holders of Allowed claims (which claims, for the avoidance

[1]	Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Plan Term Sheet.

of doubt, shall not include claims under the DIP Facility and shall include Administrative Claims, Priority Tax Claims, Secured Claims (other than claims under the DIP Facility), Other Priority Claims, General Unsecured Claims, and the Allowed claims of Quantum Partners LP (“QP”)), without consideration of the Initial Cash or the Supplemental Cash, in an amount equal to (i) the amount of the Sale Proceeds less (ii) the cash distribution that would otherwise be payable to QP on account of its Allowed general unsecured claims but for the separate treatment provided for such Claims in the Plan.

As relates to disputed claims, the Cash Portion of the Sale Proceeds shall be computed on the Plan Effective Date treating any Disputed Claims as if they were Allowed claims in the amount asserted or, alternatively, as estimated by the Court. The Liquidation Trust (as defined below) shall withhold from the distribution to holders of General Unsecured Claims, and set aside in a segregated account, the amount of Cash that would be distributable to such disputed claims had such claims been so Allowed, pending the resolution of such claims. At reasonable period intervals as such claims are resolved, the amount set aside for such claim(s) (including any earnings thereon, net of any allocable expenses of the reserve) shall be distributed (i) in the case of amounts allocable to the Allowed portion of any such claim, to the holder of such resolved disputed claim and (ii) in the case of amounts allocable to the Disallowed portion of any such Claim, to the Liquidation Trust for redistribution to Allowed claims. (The amount of cash set aside with respect to disputed claims will be treated as held by a “disputed ownership fund” for federal and applicable state and local income tax purposes).

(c) “Definitive Documentation” means the definitive documents and agreements governing the Restructuring, and shall include every material order entered by the Bankruptcy Court, and every pleading, motion, proposed order, or document filed by the Company, in each case material to this Restructuring at any point prior to termination of this Agreement including, without limitation: (i) the Plan (and all exhibits thereto) and the confirmation order with respect to the Plan (the “Confirmation Order”); (ii) the Disclosure Statement (and all exhibits thereto) and the order approving the Disclosure Statement (the “Disclosure Statement Order”); (iii) the solicitation materials with respect to the Plan (collectively, the “Solicitation Materials”); and (iv) any documents or agreements in connection with the reorganized Company after the date the Plan becomes effective (the “Plan Effective Date”), including, without limitation, any amended certificates of incorporation or similar organizational documents, or other related transactional or corporate documents. The Definitive Documentation identified in the foregoing sentence remains subject to negotiation and shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement. Any document that is included within the definition of “Definitive Documentation,” including any amendment, supplement, or modification thereof, shall be in a form and substance reasonably satisfactory to Soros, provided that corporate governance for reorganized VM or any of its subsidiaries, including charters, bylaws, operating agreements, or other organization or formation documents, as applicable, shall be consistent with section 1123(a)(6) of the Bankruptcy Code, as applicable, and in form and substance acceptable to Soros in its sole discretion. The Company acknowledges and agrees that it will provide advance draft copies of all Definitive Documentation at least five (5) days prior to the date when the Company intends to file any such pleading or other document (and, if not reasonably practicable, as soon as reasonably practicable prior to filing) to Weil, Gotshal & Manges LLP (“Weil”), as counsel to Soros, and shall consult in good faith with Weil regarding the form and substance of any such proposed filing.

(d) “D&O Claims” means any and all actual or potential claims and causes of action against current and former directors and officers of the Company.

(e) “Releases” means customary releases for D&O Claims in the Plan.

(f) “Disclosure Statement” means the disclosure statement of the Company with respect to the Plan, as may be amended from time to time in accordance with this Agreement, in form and substance reasonably acceptable to Soros, to the Company, and to the Committee.

(g) “Letter of Support” means a letter from the Committee in support of confirmation of the Plan included in the Solicitation Materials that urges creditors to vote in favor of the Plan, which letter shall affirmatively state that the Committee has evaluated the results of the Company’s postpetition sale process and agrees that the consideration provided by the Restructuring represents the highest and best offer for the Company’s business and assets, including Soros’ acquisition of the D&O Claims and the treatment of such claims under the Plan.

(h) “Plan” means the plan of reorganization consistent with the terms of the Plan Term Sheet attached hereto as Exhibit A, in form and substance reasonably acceptable to Soros, to the Company, and to the Committee.

(i) “Sale Proceeds” means the amount of $15,000,000.00.

(j) “Solicitation” means the solicitation of votes for the Plan pursuant to, and in compliance with, chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) and any applicable nonbankruptcy law, rule, or regulation governing the adequacy of information in connection with such solicitation.

2.	The Plan.

(a) The terms and conditions of the Restructuring will be as set forth in the Plan; provided that the Plan is supplemented by the terms and conditions of this Agreement, including the Plan Term Sheet. In the event of any inconsistencies between the terms of this Agreement (including the Plan Term Sheet) and the Plan, the Plan shall govern.

(b) The Plan shall contain the Releases, provided that the Company may not withdraw and must affirmatively support confirmation of the Plan even if the Bankruptcy Court does not approve the Releases as part of the confirmed Plan and/or the Confirmation Order. In the event that the Releases are not approved by the Bankruptcy Court as part of the confirmed Plan and/or the Confirmation Order, the D&O Claims shall vest in the reorganized Company (and, for the avoidance of doubt, shall no longer be property of the Company’s bankruptcy estate) and shall not be further transferred or sold.

(c) Through the Plan the Parties shall use their commercially reasonable efforts to seek an exculpation of all estate parties and their professionals (including Committee

Members in their individual capacities) for all postpetition actions taken in furtherance of their responsibilities in this case, all as consistent with the practice in the District of Delaware; provided, that notwithstanding the foregoing, the failure of the Plan to contain such provisions shall not be a Soros Termination Event or a Company Termination Event (each as hereinafter defined).

3.	Bankruptcy Process; Plan of Reorganization.

(a) Filing of the Plan and Disclosure Statement. The Company shall file the Plan and the Disclosure Statement with the Bankruptcy Court no later than February 15, 2017.

(b) DIP Facility. The Company shall file a motion with the Bankruptcy Court seeking approval of the DIP Facility (the “DIP Motion”) no later than February 8, 2017.

(c) Disclosure Statement Approval. The Company shall seek to have the Disclosure Statement approved by no later than March 6, 2017.

(d) Solicitation. The Company shall initiate the Solicitation no later than one business day after entry of an order approving the Disclosure Statement.

(e) Confirmation of the Plan. The Company shall use its commercially reasonable efforts to obtain confirmation of the Plan as soon as reasonably practicable (and on or prior to April 20, 2017) in accordance with the Bankruptcy Code and on terms consistent with this Agreement; and Soros and the Committee shall use their commercially reasonable efforts to cooperate fully in connection therewith.

4.	Agreements of the Company, Soros, the Committee, and the Committee Members

(a)	The Company agrees that it shall:

(i) (A)(1) support and work diligently towards the completion of the Restructuring set forth in this Agreement, (2) negotiate in good faith all Definitive Documentation that is subject to negotiation as of the effective date of this Agreement and take any and all necessary and appropriate actions in furtherance of the Plan and this Agreement, (3) take all commercially reasonable actions necessary to complete the Restructuring set forth in the Plan, (4) make commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals necessary to consummate the Restructuring, if any, and (5) support and take such actions as are necessary or appropriate or reasonably requested by Soros or QP in furtherance of the Restructuring in accordance with, and within the time frames contemplated by, this Agreement, including, without limitation, filing and pursuing any pleadings that Soros or QP may reasonably request, which pleadings shall be in form and substance reasonably satisfactory to Soros and QP; and (B) shall not undertake any action materially inconsistent with the adoption and implementation of the Plan and the speedy confirmation thereof, including, without limitation, filing any motion to reject this Agreement.

(ii) afford Soros and its respective attorneys, consultants, accountants, and other authorized representatives full access, upon reasonable notice during normal business hours, and at other reasonable times, to all properties, books, contracts, commitments, records, management personnel, and advisors of the Company (but not including access to any privileged information). In addition, the Company shall promptly notify Soros of any material developments with respect to its business, the Chapter 11 Case, or otherwise.

(iii) as to itself and its subsidiaries, after the date of its entry into the Plan Sponsor Agreement and prior to the Plan Effective Date (unless Soros shall otherwise approve in writing) and except as required by applicable law:

(A) The Company shall submit to Soros for prior written approval all proposed new contracts and agreements involving individual commitments of more than $25,000;

(B) The Company shall submit to Soros for prior written approval the sale or encumbrance of any assets between the date of this Agreement and the Plan Effective Date in excess of $25,000 for any single transaction or $50,000 for any series of related transactions;

(C) The Company shall use commercially reasonable efforts to maintain all of the assets and properties (excluding the Company’s current lease at 4555 Great America Parkway, Santa Clara, CA or lease at 200 Holger Way, San Jose, CA (prior to a decision to assume such lease)) in their current condition, ordinary wear and tear excepted;

(D) The Company shall maintain insurance upon all of the assets and properties of the Company in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(E) (i) The Company shall use commercially reasonable efforts to maintain the books, accounts and records of the Company in the ordinary course of business, (ii) the Company shall continue to collect accounts receivable and pay accounts payable utilizing reasonable procedures and without discounting or accelerating payment of such accounts, and (iii) the Company shall use commercially reasonable efforts to comply with all contractual and other obligations applicable to the operation of the Company;

(F) The Company shall comply in all material respects with applicable laws;

(G) The Company shall only submit tax returns and otherwise conduct its affairs with respect to tax matters with the prior written consent of Soros; and the Company shall not (without Soros’ prior written consent) make or rescind any election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or except as may be required by applicable law or GAAP, make any material change to any of its methods of accounting or methods of reporting income or deductions for tax or accounting practice or policy from those employed in the preparation of its most recent tax returns;

(H) The Company shall not, without the prior written consent of Soros, (A) materially increase the annual level of compensation of any employee of the Company, (B) increase the annual level of compensation payable or to become payable by the Company to any of its executive officers, (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or consultant, (D) materially increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or otherwise modify or amend or terminate any such plan or arrangement or (E) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which Company is a party or involving a director, officer or employee of the Company in his or her capacity as a director, officer or employee of Company; and

(I) The Company shall not cancel or compromise any debt or claim or waive or release any material right of the Company except in the ordinary course of business. For the avoidance of doubt, the foregoing shall not limit the Company’s ability to resolve, fix or allow administrative or prepetition claims to be resolved in accordance with the Plan.

For the purposes of this Section 4(a)(iii), upon execution by QP of the Joinder Agreement annexed hereto as Exhibit D, consent of QP shall thereafter also be required in addition to the consent of Soros for any of the actions contemplated in this Section.

(b)	Soros agrees that it shall:

(i) subject to the Company complying in all material respects with the terms of this Agreement, procure the vote of all of the claims and interests of QP against or in the Company to accept the Plan by promptly after commencement of the Solicitation delivering its duly executed and completed ballots accepting the Plan; and

(ii) not change or withdraw (or cause to be changed or withdrawn) any such vote in clause (i) above except upon a termination of this Agreement pursuant to the occurrence of a Soros Termination Event or a Company Termination Event (or otherwise), or as otherwise expressly permitted pursuant to this Agreement.

(c) The Committee hereby covenants and agrees to (A) not take any action or inaction to hinder, delay or impede confirmation of the Plan or the consummation of the Restructuring, (B) support and cooperate with the other Parties to take all reasonable actions necessary to obtain confirmation of the Plan and to consummate the Restructuring, including supporting motions reasonably requested by the Company or Soros to consummate the Restructuring, (C) include a Letter of Support in the Solicitation Materials, which letter and recommendation shall not be subsequently withdrawn, (D) file a statement with the Bankruptcy Court in support of confirmation of the Plan and the consummation of the Restructuring, which statement shall not be subsequently withdrawn, and (E) use commercially reasonable efforts to procure a joinder to this Agreement from any entity or individual appointed to the Committee. Each of Clinton Group, Inc., Forty Niners SC Stadium Company LLC and Wilmington Trust N.A., as indenture trustee for the Notes (each, a “Committee Member”) hereby covenants and agrees to (A) not take any action or inaction to hinder, delay or impede confirmation of the Plan or the consummation of the Restructuring, and (B) support and cooperate with the other Parties to obtain confirmation of the Plan and to consummate the Restructuring. Each Committee Member, subject to the Company and Soros complying in all material respects with the terms of this Agreement, shall (A) to the extent eligible to vote on the Plan, vote all of its claims against the Company (if any) to accept the Plan by promptly after commencement of the Solicitation delivering its duly executed and completed ballots accepting the Plan, (B) not change or withdraw (or cause to be changed or withdrawn) any such vote except upon the occurrence of a Company Termination Event, or as otherwise expressly permitted pursuant to this Agreement, and (C) continue to serve on the Committee until the Plan Effective Date. Notwithstanding the foregoing, a Committee Member may resign from the Committee only if the Committee Member is replaced by a new member that agrees, in writing, to be bound by this Agreement to the same extent as each Committee Member is bound hereunder.

(d) Treatment of Sale Proceeds: The Sale Proceeds shall be treated as follows by Soros, the Company and the Committee, and this Section 4(d) shall survive termination of the Agreement:

(i) Soros shall fund the Cash Portion of the Sale Proceeds to the trust account of Debtor’s counsel (the “Trust Account”) as follows:

(A) Upon (i) entry of the final order approving the Debtor’s entry into and performance under this Agreement, and (ii) the filing of the Plan and Disclosure Statement, an advance on the Cash Portion of the Sale Proceeds in the amount of $10,700,000.00 (the “Sale Proceeds Advance”) shall be paid to the Trust Account.

(B) Upon occurrence of the Plan Effective Date, the balance of the Cash Portion of the Sale Proceeds (the “Sale Proceeds Balance”) shall be paid to the Liquidating Trust for disbursement as provided for in the Plan.

(C) The Cash Portion of the Sale Proceeds shall be added to the Exit Facility (as defined in Exhibit C hereto) on the Plan Effective Date, and Soros shall receive the Exit Loans on the Plan Effective Date in consideration for its allocation of the Cash Portion of the Sale Proceeds.

(ii) the Parties hereby agree and instruct that the Sale Proceeds shall be disbursed from the Trust Account as follows:

(A) Prior to the occurrence of the Plan Effective Date, the Sale Proceeds Advance shall be held in the Trust Account for disbursement in accordance with the terms of this Agreement.

(B) Upon the occurrence of the Plan Effective Date, the Sale Proceeds Advance shall be disbursed from the Trust Account to the Liquidating Trust for disbursement as provided for in the Plan.

(C) Upon termination of this Agreement pursuant to the occurrence of a Soros Termination Event, the Sale Proceeds Advance shall be promptly disbursed from the Trust Account to Soros.

(D) Upon termination of this Agreement pursuant to the occurrence of a Company Termination Event, the Sale Proceeds Advance shall be disbursed from the Trust Account to the Company as liquidated damages.

(e) Soros and the Company acknowledge and agree that the DIP Facility has been structured to support the Company’s performance of its obligations under this Agreement. In the event that, notwithstanding the Company’s performance of its obligations under this Agreement, the Plan Effective Date does not occur on or prior to May 1, 2017, the Company and Soros shall negotiate in good faith to develop a budget for the period of May 1, 2017 – August 30, 2017, which budget shall be consistent in form and detail with the then-current Budget (as defined in the DIP Term Sheet) and shall identify the expenses and any additional funding reasonably necessary for the Company to continue its then-current operations and continue to administer its bankruptcy case in accordance with this Agreement through August 30, 2017, including, without limitation, continuing to pursue confirmation of the Plan through such date (the “Continuation Budget”). The initial draft of the Continuation Budget shall be developed in good faith by the Company in consultation with the Committee and based upon assumptions and projections believed by the Company in good faith to be reasonable at such time, and shall be delivered to Soros no later than May 1, 2017 or such later date as may be agreed to between the Company and Soros (the “Continuation Budget Milestone”). Subject to reaching agreement with the Company on the Continuation Budget and any related documentation, and further subject to any requisite Bankruptcy Court approval, Soros will provide the Company with postpetition financing (in addition to the DIP Facility) in accordance with the Continuation Budget.

5.	Termination of Agreement.

This Agreement shall automatically terminate three (3) business days after delivery of written notice to the other Party (in accordance with Section 21) from (i) the Company at any time after the occurrence and during the continuance of any Company Termination Event or (ii) Soros at any time after the occurrence and during the continuance of any Soros Termination Event. In addition, this Agreement shall terminate automatically on the Plan Effective Date without any further required action or notice.

(a)	A “Soros Termination Event” shall mean any of the following:

(i) the breach in any material respect by the Company of any of the undertakings, representations, warranties, or covenants of the Company set forth herein that would prevent and result in a material adverse effect on the consummation of the Plan in accordance with this Agreement and which remains uncured for a period of five (5) business days after the receipt of written notice of such breach pursuant to this Section 5 and in accordance with Section 21 (as applicable);

(ii) the Company files Definitive Documentation in a form not reasonably acceptable to Soros, or makes any amendments, modifications, exhibits, or supplements thereto, in a manner that adversely affects Soros without the consent of Soros or except as otherwise permitted by this Agreement;

(iii) the Company withdraws the Plan or publicly announces its intention not to support the Plan, or propounds, or otherwise supports any chapter 11 plan other than the Plan;

(iv) the Company withdraws the DIP Motion or publicly announces its intention not to support the DIP Motion, or propounds, or otherwise supports any postpetition financing motion other than the DIP Motion without the consent of Soros;

(v) The Committee or any Committee Member breaches any or all of its obligations set forth in Section 4(c), including pursuant to the exercise of the Committee’s “fiduciary out” as provided for in Section 8.

(vi) the Disclosure Statement Order is not filed in a form and substance reasonably satisfactory to Soros, it being understood and agreed that Soros will act reasonably and commercially in considering any modifications to the Disclosure Statement Order requested or required by the Bankruptcy Court and other parties in interest;

(vii) the Confirmation Order is not filed in form and substance reasonably satisfactory to Soros, it being understood and agreed that Soros will act reasonably and commercially in considering any modifications to the Confirmation Order requested or required by the Bankruptcy Court and other parties in interest;

(viii) the Company fails to comply with its obligations in Section 4(a) or Section 4(e);

(ix) the Company, any Committee Member and/or the Committee seek, pursue, support and/or do not oppose 2 an order to be entered by the Bankruptcy Court or a court of competent jurisdiction either converting the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code or dismissing the Chapter 11 Case;

[2]	In the case of individual Committee Members, such opposition may take the form of an objection filed by the Committee.

(x) the Company, any Committee Member and/or the Committee seek, pursue, support and/or do not oppose3 an order of the Bankruptcy Court seeking appointment, in respect of the Company, a trustee, a responsible officer, or an examiner with enlarged powers (powers beyond those set forth in subclauses (3) and (4) of section 1106(a)) under section 1106(b) of the Bankruptcy Code);

(xi) this Agreement is waived, modified, amended, or supplemented in any way, except by mutual agreement of, and in a writing signed by, the Company, Soros and the Committee; or

(xii) the Bankruptcy Court grants relief that is inconsistent with this Agreement or the Plan in any material respect, except if such relief is granted pursuant to a motion by Soros (or with the consent of Soros); provided, however, that the failure to obtain confirmation of the Plan and/or the occurrence of the Effective Date shall not constitute a Soros Termination Event pursuant to this Section 5(a)(xii) unless such failure is the result of any Soros Termination Event identified in Section 5(a)(i)-(xi).

For the avoidance of doubt, (i) this Agreement may not be terminated for a material adverse change in the business or operations of the Company; and (ii) the failure of any Committee Member to individually take affirmative action to oppose any proposed order referenced in subsection (ix) or (x) above shall not constitute a Soros Termination Event so long as such proposed order is affirmatively opposed by the Committee.

(b) A “Company Termination Event” shall mean (i) the breach in any material respect by Soros of any of the undertakings, representations, warranties, or covenants of Soros set forth herein that would result in a material adverse effect on the consummation of a Plan in accordance with this Agreement and which remains uncured for a period of five (5) business days after the receipt of written notice of such breach pursuant to this Section 5 and in accordance with Section 21 (as applicable); (ii) the failure by Soros to agree on the Continuation Budget, and any amendment to the DIP Facility necessary to provide the Company with additional financing in accordance with the Continuation Budget, no later than May 10, 2017, provided that the Company delivers the Continuation Budget to Soros by the Continuation Budget Milestone; (iii) the delivery by Soros of a notice of its intention to abandon the Transaction contemplated herein (other than as a result of a Soros Termination Event); and (iv) the failure of the Plan Effective Date to occur by August 30, 2017, other than as a result of a Soros Termination Event. Each of the Company and the Committee hereby acknowledge and agree that, in the event of a termination of this Agreement pursuant to the occurrence of a Company Termination Event, the only recourse for the Company will be to the Sale Proceeds Advance in accordance with Section 4(d)(ii)(D).

[3]	In the case of individual Committee Members, such opposition may take the form of an objection filed by the Committee.

(c) Mutual Termination. This Agreement may be terminated by mutual agreement of the Parties upon the receipt of written notice delivered in accordance with Section 21.

(d) Effect of Termination. Subject to the provisions contained in Section 15, upon the termination of this Agreement in accordance with this Section 5, and this Agreement shall become void and of no further force or effect and each Party shall, except as otherwise provided in Section 4(d), and as otherwise provided in this Agreement, be immediately released from its respective liabilities, obligations, commitments, undertakings, and agreements under or related to this Agreement, shall have no further rights, benefits, or privileges hereunder, and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement and no such rights or remedies shall be deemed waived pursuant to a claim of laches or estoppel; provided that in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder before the date of such termination (except as set forth in Section 4(d)). Except as set forth herein, if the transactions contemplated hereby are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights.

(e) Automatic Stay. The Company acknowledges that the giving of notice of termination by any Party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code; provided that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of termination was not proper under the terms of this Agreement.

6. Term Sheets. The Term Sheets are incorporated herein by reference and the obligations of the Parties set forth therein shall be binding obligations of the Parties subject to the terms thereof.

7. Good Faith Cooperation; Further Assurances. Each Party hereby covenants and agrees to cooperate with each other in good faith in connection with, and shall exercise commercially reasonable efforts with respect to, the pursuit, approval, implementation, and consummation of the Restructuring, as well as the negotiation, drafting, execution, and delivery of the Definitive Documentation. Furthermore, subject to the terms hereof, the Parties shall take such action as may be reasonably necessary or reasonably requested by any Party to carry out the purposes and intent of this Agreement, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement.

8. Fiduciary Out. Nothing in this Agreement shall prevent the Committee or Wilmington Trust, N.A. from taking or failing to take any action that such person determines, based on the advice of its legal counsel, it is obligated to take in the performance of its statutory, contractual or fiduciary duties or as otherwise required by the Bankruptcy Code or applicable law that is in violation of Section 4(c) above; provided, however that it is agreed any such actions (or inactions) shall result in a Soros Termination Event. The Committee represents that as of the effective date of this Agreement, the Committee’s entry into this Agreement is consistent with the Committee’s fiduciary duties based upon the facts and circumstances actually known by the Committee as of such date.

9.	Representations and Warranties.

(a) Each Party and the Committee Members (collectively, the “PSA Parties” and individually a “PSA Party”) represent and warrants to the other PSA Parties that the following statements are true, correct, and complete as of the date hereof:

(i) Such PSA Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company, or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder. The execution and delivery of this Agreement and the performance of such PSA Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership, or other similar action on its part.

(ii) The execution, delivery, or performance by such PSA Party of this Agreement does not and will not (A) violate any provision of law, rule, or regulation applicable to it, (B) violate its charter or bylaws (or other similar governing documents), or (C) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party, except, in the case of the Company, for the filing of the Chapter 11 Case and, with respect to (A) and (C), except for a violation, conflict, breach, or default which would not individually or in the aggregate have a material and adverse effect on the Plan and Restructuring.

(iii) The execution, delivery, or performance by such PSA Party of this Agreement does not and will not require any registration or filing with, consent or approval of, or notice to, or other action, with or by, any federal, state, or governmental authority or regulatory body.

(iv) This Agreement is the legally valid and binding obligation of such PSA Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(b) VM Bidco LLC is controlled by Soros Fund Management LLC in its capacity as investment adviser to VM Bidco LLC.

10. Disclosure; Publicity. The Company shall submit drafts to Soros of any press releases and public documents (other than Court filings, which shall be governed as set forth in Section 1(b) above) that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least five (5) calendar days before making any such disclosure. Neither the Company nor any agent, officer, or representative of the Company may directly or indirectly use or refer to Soros Fund Management LLC, the “Soros” name, Quantum Partners LP, or any derivation thereof for any purpose whatsoever (including, without limitation, in any filing with any governmental authority (other than as specifically agreed to by Soros), any press release, any public announcement or statement, advertisement, marketing materials, client lists, or any interview or other discussion with any reporter or other member of the media), without Soros’ prior written consent with respect to each such use or reference.

11. Amendments and Waivers. Except as otherwise expressly set forth herein, this Agreement may not be waived, modified, amended, or supplemented except in a writing signed by each Party.

12. Effectiveness. Subject to approval by the Bankruptcy Court, this Agreement shall become effective and binding upon each Party upon the execution and delivery by such Party of an executed signature page hereto.

13. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of New York, without giving effect to the conflict of laws principles thereof. The Parties irrevocably agree that any legal action, suit, or proceeding (each, a “Proceeding”) arising out of or relating to this Agreement brought by any Party or its successors or assigns shall be brought and determined in any federal or state court in the Borough of Manhattan, the City of New York (the “New York Courts”), and the Parties hereby irrevocably and generally submit to the exclusive jurisdiction of the New York Courts for themselves and with respect to their property, and unconditionally with respect to any Proceeding arising out of or relating to this Agreement and the Restructuring. The Parties agree not to commence any Proceeding relating hereto or thereto except in the New York Courts, other than Proceedings in any court of competent jurisdiction to enforce any judgment, decree, or award rendered by any New York Court. The Parties further agree that notice as provided in Section 21 shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. The Parties hereby irrevocably and unconditionally waive and agree not to assert that a Proceeding in any New York Court is brought in an inconvenient forum or the venue of such Proceeding is improper. Notwithstanding the foregoing, during the pendency of the Chapter 11 Case, all Proceedings contemplated by this Section 13(a) shall be brought in the Bankruptcy Court.

(b) The Parties hereby waive, to the fullest extent permitted by applicable law, any right they may have to a trial by jury in any Proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby (whether based on contract, tort or any other theory).

14. Specific Performance/Remedies. It is understood and agreed by the PSA Parties that money damages would be an insufficient remedy for any breach of this Agreement by any PSA Party and each non-breaching PSA Party shall be entitled to specific performance and injunctive or other equitable relief (including attorneys’ fees and costs) as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy. The PSA Parties hereby waive any requirement for the security or posting of any bond in connection with such remedies. For the avoidance of doubt, the remedies provided for in this Section 14 apply only to this Agreement (without reference to the exhibits).

15. Survival. Notwithstanding the termination of this Agreement pursuant to Section 5, Section 4(d), and Sections 13–24 shall survive such termination and shall continue in full force and effect in accordance with the terms hereof; provided that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

16. Headings. The headings of the sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

17. Successors and Assigns; Severability. This Agreement is intended to bind and inure to the benefit of the PSA Parties and their respective successors, permitted assigns, heirs, executors, administrators, and representatives. If any provision of this Agreement, or the application of any such provision to any person or entity or circumstance, shall be held invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect. Upon any such determination of invalidity, the PSA Parties shall negotiate in good faith to modify this Agreement so as to effectuate the original intent of the PSA Parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. No assignment of this Agreement or of any rights or obligations hereunder may be made by any PSA Party (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Soros may assign this Agreement and any or all rights or obligations hereunder to any Affiliate of Soros. Upon any such permitted assignment, the references in this Agreement to Soros shall also apply to any such assignee unless the context otherwise requires.

18. Relationship Among Parties. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary hereof. No Party shall have any responsibility for the transfer, sale, purchase, or other disposition of securities by any other entity, including with respect to the Notes, by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among the Parties shall in any way affect or negate this understanding and agreement. The Parties have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any securities of the Company and do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended.

19. Prior Negotiations; Entire Agreement. This Agreement, including the exhibits and schedules hereto (including the Term Sheets), constitutes the entire agreement of the PSA Parties, and supersedes all other prior negotiations regarding the subject matters hereof and thereof.

20. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement delivered by facsimile or PDF shall be deemed to be an original for the purposes of this paragraph.

21. Notices. All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, facsimile, courier, or by registered or certified mail (return receipt requested) to the following addresses and facsimile numbers or such other addresses of which notice is given pursuant hereto:

(a) if to the Company, to:

Violin Memory, Inc.
4555 Great America Parkway
Suite 150
Santa Clara, CA
Attention:	Cory Sindelar
E-mail:	csindelar@vmem.com

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP (as counsel to the Company)
1540 Broadway
New York, NY 10036
Attention:	Deryck A. Palmer
E-mail:	deryck.palmer@pillsburylaw.com

-and-

(b) If to Soros:

Soros Fund Management LLC
250 W. 55th St.
New York, NY 10019
Attention:	Regan O’Neill and Nicholas Esayan
Facsimile:	(646) 731-5581
E-mail:	Regan.ONeill@soros.com, and Nick.Esayan@soros.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP (as counsel to Soros)
767 Fifth Avenue
New York, NY 10153
Attention:	Gary Holtzer, Esq. and David Griffiths, Esq.
Facsimile:	(212) 310-8007
E-mail:	Gary.Holtzer@weil.com and David.Griffiths@weil.com

(c) If to the Committee or Committee Members:

Cooley LLP
1114 Avenue of the Americas
New York, NY 10036
Attention:	Jay Indyke and Michael Klein
Facsimile:	(212) 479-6275
E-mail:	jindyke@cooley.com and mklein@cooley.com

Any notice given by delivery, mail, or courier shall be effective when received. Any notice given by facsimile or electronic mail shall be effective upon oral, machine, or electronic mail (as applicable) confirmation of transmission.

22. No Solicitation; Adequate Information. This Agreement is not and shall not be deemed to be a solicitation for consents to the Plan. The votes of the holders of claims against the Company will not be solicited until such holders who are entitled to vote on the Plan have received the Plan, Disclosure Statement, related ballots, and other required Solicitation Materials. In addition, this Agreement does not constitute an offer to issue or sell securities to any person or entity, or the solicitation of an offer to acquire or buy securities, in any jurisdiction where such offer or solicitation would be unlawful.

23. Business Day Convention. Any reference to “business day” means any day, other than a Saturday, a Sunday, or any other day on which banks located in New York, New York are closed for business as a result of federal, state, or local holiday. When a period of days under this agreement ends on a day that is not a business day, then such period shall be extended to the specified hour of the next business day.

24. Interpretation; Rules of Construction; Representation by Counsel. When a reference is made in this Agreement to a Section, Exhibit, or Schedule, such reference shall be to a Section, Exhibit, or Schedule, respectively, of or attached to this Agreement unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words using the singular or plural number also include the plural or singular number, respectively, (b) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (c) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” and (d) the word “or” shall not be exclusive and shall be read to mean “and/or.” The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

[ remainder of page intentionally left blank ]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

VIOLIN MEMORY, INC.

By:	/s/ Cory Sindelar
Name:	Cory Sindelar
Title:	CFO

VM BIDCO LLC

By:	/s/ REGAN P.T. O’NEILL
Name:	REGAN P.T. O’NEILL
Title:	Attorney-in-Fact

THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS

By:	/s/ Jay R. Indyke
Name:	JAY R. INDYKE
Title:	COUNSEL

ACKNOWLEDGED AND AGREED SOLELY WITH RESPECT TO THOSE MATTERS PERTAINING TO COMMITTEE MEMBERS IN THEIR INDIVIDUAL CAPACITIES SET FORTH IN SECTIONS 4(c), (5)(a)(v), (ix) and (x), 9, 14, 17 AND 19 HEREIN

WILMINGTON TRUST NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE FOR THE NOTES

By:	/s/ Rita Marie Ritrovato
Name:	Rita Marie Ritrovato
Title:	Assistant Vice President

CLINTON GROUP, INC.

By:	/s/ Joseph A. de Perio
Name:	Joseph A. de Perio
Title:	Senior Portfolio Manager

FORTY NINERS SC STADIUM COMPANY LLC

By:	/s/ Jihad Beauchman
Name:	Jihad Beauchman
Title:	Associate General Counsel

EXHIBIT A

VIOLIN MEMORY, INC.

PLAN TERM SHEET

February 14, 2017

THIS TERM SHEET (THE “PLAN TERM SHEET”) DESCRIBES THE PRINCIPAL TERMS OF A PLAN OF REORGANIZATION FOR VIOLIN MEMORY, INC. (“VM” OR THE “COMPANY”).

THIS TERM SHEET IS NOT AN OFFER OR A SOLICITATION WITH RESPECT TO ANY SECURITIES OF THE COMPANY, NOR IS IT A SOLICITATION OF THE ACCEPTANCE OR REJECTION OF THE PLAN OR ANY OTHER CHAPTER 11 PLAN FOR PURPOSES OF SECTIONS 1125 AND 1126 OF CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE (THE “BANKRUPTCY CODE”). ANY SUCH OFFER OR SOLICITATION SHALL COMPLY WITH ALL PROVISIONS OF THE BANKRUPTCY CODE.

OVERVIEW

The Plan will be filed in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), where the Company’s chapter 11 case is pending.

This Plan Term Sheet does not include a description of all of the terms, conditions, and other provisions that are to be contained in the Plan and the related Definitive Documentation governing the Company’s restructuring. The Definitive Documentation includes, but is not limited to, plan solicitation documents, plan supplement documents, and related motions and orders. The Definitive Documentation shall contain terms, conditions, representations, warranties, and covenants that are customary for the transactions described herein, to the extent not inconsistent with the terms and conditions explicitly set forth herein. The Definitive Documentation shall be consistent with this Plan Term Sheet and in form and substance reasonably acceptable to VM Bidco LLC (“Soros”).

1.	DIP Financing. Subject to the terms set forth in Exhibit B hereto, Soros will enter into a DIP credit agreement (the “DIP Facility”) to provide DIP financing to the Company in the amount of $6,100,000.00; with incremental availability of up to $1,900,000.00 in accordance with the terms and conditions of the DIP Facility.

2.	Sale Proceeds. The Soros bid is the economic equivalent to general unsecured claimholders of any amount remaining from $15,000,000.00 (the “Sale Proceeds”), after payment of any outstanding secured (other than claims under the DIP Facility), administrative and priority claims, with the general unsecured claims of Quantum Partners LP being satisfied with new common equity in reorganized VM, and all other general unsecured claimants receiving their pro rata share of the Cash Portion of the Sale Proceeds (as defined in that certain Plan Sponsor Agreement among VM, Soros, and other parties thereto (the “PSA”)) in cash.

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3.	Conversion of DIP Facility to Exit Facility. On the effective date of the Plan (the “Plan Effective Date”), the DIP Facility shall convert to an exit facility (the “Exit Facility”), and such Exit Facility shall include the aggregate amount of the Sale Proceeds in the Funding Tranche.

4.	Classification. Quantum Partners LP’s claims on account of its holdings of Notes (as defined below) shall be separately classified under the Plan, and shall receive 100% of the common equity in reorganized VM on account of such claims.

5.	Use of Proceeds. The DIP Facility funds will be used (subject to a DIP budget approved by Soros, such approval not to be unreasonably withheld) solely to fund or reserve for those expenses reasonably necessary to fund VM through the Plan Effective Date on an accrued basis (i.e., amounts incurred but not paid shall be drawn under the DIP Facility, as incurred, and set aside (the “Supplemental Cash”)) which shall be used solely to satisfy such obligations when payable (with any remaining balance of Supplemental Cash after all such obligations have become payable to revert to reorganized VM). The Sale Proceeds shall be used solely to provide a recovery to administrative, priority, secured and general unsecured claims against VM (but not to any claims arising under the DIP Facility). In addition to and without limiting the foregoing, VM’s cash on hand immediately prior to the initial funding of the DIP Facility (the “Initial Cash”) will be set aside and used to fund administrative (including professional fees accrued but not yet authorized for payment by the Bankruptcy Court), priority, secured and general unsecured claims against VM (but not any claims arising under the DIP Facility).

6.	Access/Cooperation. Subject to the terms of the existing confidentiality agreement with Soros Fund Management LLC, in agreeing to proceed, Soros and its representatives shall have (to the extent lawful) access at reasonable times to the properties, books and records of VM and its subsidiaries for purposes of conducting such due diligence as Soros deems necessary or advisable (but excluding privileged information).

7.	“Allowed.” With reference to any claim or interest, (i) any claim or interest arising on or before the Plan Effective Date (a) as to which no objection to allowance has been interposed within the time period set forth in the Plan, or (b) as to which any objection has been determined by a final order of the Bankruptcy Court to the extent such objection is determined in favor of the respective holder, (ii) any claim or interest as to which the liability of the Company and the amount thereof are determined by a final order of a court of competent jurisdiction other than the Bankruptcy Court, or (iii) any claim or interest expressly allowed under the Plan; provided, however, that notwithstanding the foregoing, the reorganized VM will retain all claims and defenses with respect to Allowed claims that are reinstated or otherwise unimpaired pursuant to the Plan.

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8.	Liquidation Trust. The following assets shall be vested in a liquidation trust for the benefit of general unsecured creditors on the Plan Effective Date (A) the Initial Cash (after payment of claims in the course of the case or disbursement on the Plan Effective Date on account of Allowed claims), (B) the Sale Proceeds (as defined in the PSA), less all amounts necessary to satisfy all Allowed Administrative, Secured Claims and Priority Claims on the Plan Effective Date, (C) all avoidance actions, other than against (i) Soros and its affiliates; (ii) counterparties to any assumed contracts; (iii) and the Company’s customers, and (D) all litigation recoveries with respect to the foregoing described in clause (C) above. D&O Claims shall not vest in the Liquidating Trust, as provided for in Section 9 (Releases) below. The Liquidating Trust shall have sole responsibility for the payment of all Allowed Administrative, Secured Claims, Priority Claims and General Unsecured Claims from and after the Plan Effective Date

9.	Releases. The Plan shall contain the Releases, provided that the Company may not withdraw and must affirmatively support confirmation of the Plan even if the Bankruptcy Court does not approve the Releases as part of the confirmed Plan and/or the Confirmation Order. In the event that the Releases are not approved by the Bankruptcy Court as part of the confirmed Plan and/or the Confirmation Order, the D&O Claims shall vest in the reorganized Company (and, for the avoidance of doubt, shall no longer be property of the Company’s bankruptcy estate) and shall not be further transferred or sold.

10.	Indenture Trustee. To the extent not satisfied as an administrative expense claim, the Plan will provide for the payment of fees and expenses to Wilmington Trust, N.A. in its capacity as indenture trustee under the Notes, to the extent provided for by the documents governing the Notes.

Unsecured Indebtedness to be Restructured

i.       Approximately $120,000,000.00 in unpaid principal, plus interest, fees, and other expenses, arising under or in connection the 4.25% Convertible Senior Notes Due 2019 issued pursuant to that certain Indenture, dated as of September 24, 2014 by and among the Company as Issuer and Wilmington Trust, National Association as Trustee (the “Notes”).

ii. All other prepetition non-priority unsecured claims against the Company.

Equity Interests to be Restructured	Any equity interests in the Company (the “Existing Equity Interests”).

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CLASSIFICATION AND TREATMENT OF CLAIMS

Treatment of Unclassified Claims

Administrative Claims	Treatment. Each holder of an Allowed administrative claim, including claims of the type described in section 503(b)(9) of the Bankruptcy Code to the extent such claim has not already been paid during the Chapter 11 Cases (each, an “Administrative Claim”), in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Administrative Claim, shall receive payment in full, in cash, of the unpaid portion of its Allowed Administrative Claim on the Plan Effective Date or as soon thereafter as reasonably practicable (or, if payment is not then due, shall be paid in accordance with its terms) or pursuant to such other terms as may be agreed to by the holder of such Administrative Claim and the Company.
Voting. Unclassified and non-voting.
Priority Tax Claims	Treatment. Each holder of an Allowed claim described in section 507(a)(8) of the Bankruptcy Code, to the extent such claim has not already been paid during the Chapter 11 Cases (collectively, the “Priority Tax Claims”), in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Priority Tax Claim, shall be treated in accordance with section 1129(a)(9)(C) of the Bankruptcy Code.
Voting. Unclassified and non-voting.
Treatment of Classified Claims and Interests

Secured Claims

Treatment. Each holder of an Allowed claim that is secured by a lien on property in which the Company’s estate has an interest, to the extent such claim has not already been paid during the Chapter 11 Case (collectively, the “Secured Claims”), in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Secured Claim, shall receive payment in full, in cash, of the unpaid portion of its Secured Claim on the Plan Effective Date or as soon thereafter as reasonably practicable (or, if payment is not then due, shall be paid in accordance with its terms), such other treatment as permitted by the Bankruptcy Code, or pursuant to such other terms as may be agreed to by the holder of a Secured Claim and the Company.

Voting. Unimpaired. Each holder of a Secured Claim will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each holder of a Secured Claim will not be entitled to vote to accept or reject the Plan.

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Other Priority Claims	Treatment. Each holder of an Allowed claim described in section 507(a) of the Bankruptcy Code other than a Priority Tax Claim, to the extent such claim has not already been paid during the Chapter 11 Cases (collectively, the “Other Priority Claims”), in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Other Priority Claim, shall receive payment in full, in cash, of the unpaid portion of its Other Priority Claim on the Plan Effective Date or as soon thereafter as reasonably practicable (or, if payment is not then due, shall be paid in accordance with its terms) or pursuant to such other terms as may be agreed to by the holder of an Other Priority Claim and the Company.

Voting. Unimpaired. Each holder of an Other Priority Claim will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each holder of an Other Priority Claim will not be entitled to vote to accept or reject the Plan.

Soros Claims	Allowance. Quantum Partners LP’s claims on the Notes (the “Soros Claims”) shall be allowed for the purposes of the Plan in an aggregate amount equal to $25,650,000.00 plus interest accrued prepetition.

Treatment. On the Plan Effective Date, or as soon thereafter as reasonably practicable, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for the Soros Claims, Quantum Partners LP shall receive 100% of the common equity in reorganized VM in lieu of its pro rata share of the Cash Portion of the Sale Proceeds.

Voting. Impaired. QP as holder of the Soros Claims will be entitled to vote to accept or reject the Plan.

General Unsecured Claims	Treatment. On the Plan Effective Date, or as soon thereafter as reasonably practicable, each holder of an Allowed general unsecured claim (each, a “General Unsecured Claim”), other than the Soros Claims, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed General Unsecured Claim, shall receive its pro rata share of the Cash Portion of the Sale Proceeds after all Administrative Claims, Priority Tax Claims, Secured Claims and Other Priority Claims are paid from (or for which funds have been fully reserved from) the Initial Cash or the Cash Portion of the Sale Proceeds.

Voting. Impaired. Each holder of a General Unsecured Claim will be entitled to vote to accept or reject the Plan.

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Section 510(b) Claims	Treatment. On the Plan Effective Date, allowed claims arising under section 510(b) of the Bankruptcy Code (each, a “510(b) Claim”), if any, shall be cancelled without any distribution, and such holders of 510(b) Claims will receive no recovery.

Voting. Impaired. Each holder of a 510(b) Claim will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each holder of a 510(b) Claim will not be entitled to vote to accept or reject the Plan.

Intercompany Claims	Treatment. Claims held by the Company against any of its subsidiaries, and claims held by and of the Company’s subsidiaries against the Company (each, an “Intercompany Claim”) may be extinguished or compromised (by distribution, contribution, or otherwise) in the discretion of the Company on or after the Plan Effective Date.

Voting. Holders of Intercompany Claims are either unimpaired, and such holders of Intercompany Claims conclusively are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or impaired, and such holders of Intercompany Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each holder of an Intercompany Claim will not be entitled to vote to accept or reject the Plan.

Existing Equity Interests	Treatment. On the Plan Effective Date, all Existing Equity Interests shall be deemed canceled and extinguished, and shall be of no further force and effect, whether surrendered for cancelation or otherwise, and there shall be no distribution to holders of Existing Equity Interests on account of such equity interests.

Voting. Impaired. Each holder of an Existing Equity Interest will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each holder of an Existing Equity Interest will not be entitled to vote to accept or reject the Plan.

OTHER PROVISIONS

Initial Board of Directors and Officers of Reorganized VM	The initial board of directors of reorganized VM shall consist of up to three members, all of which shall be appointed by Quantum Partners LP.

Assumption of Executory Contracts	All executory contracts to which the Company is a party shall be rejected unless specifically assumed at the option of Soros in its sole discretion under the Plan on the Plan Effective Date. All cure costs for such assumed executory contracts shall be funded to the Debtor by Soros.

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Charter; Bylaws; Corporate Governance	Corporate governance for reorganized VM or any of its subsidiaries, including charters, bylaws, operating agreements, or other organization or formation documents, as applicable, shall be consistent with section 1123(a)(6) of the Bankruptcy Code, as applicable, and in form and substance acceptable to Soros.

Releases, Exculpation, Injunction, and Discharge	The Plan shall contain the Releases (as described above) and shall include standard debtor, director and officer and third party releases for Soros and QP and standard exculpation, injunction, and discharge provisions, all as consistent with the practice in the District of Delaware. The Plan shall also include an exculpation of all estate parties and their professionals (including Committee members in their individual capacities) for all postpetition actions taken in furtherance of their responsibilities in this case, all as consistent with the practice in the District of Delaware.

Other Matters	The Company shall seek to implement its restructuring in a tax efficient manner and in a manner acceptable to Soros.

Conditions to Confirmation	The conditions precedent to confirmation of the Plan shall be customary for a reorganization of this type.

Conditions Precedent to the Plan Effective Date

The Plan shall be subject to usual and customary conditions for a reorganization of this size and type, including but not limited to the following:

iii.    All Definitive Documentation, including but not limited to, the Plan and the Confirmation Order, shall be consistent with the provisions of this Term Sheet and in form and substance reasonably satisfactory to Soros;

iv.    The Bankruptcy Court shall have entered the Confirmation Order and such Confirmation Order shall be in full force and effect, not subject to an appeal and not have been reversed, stayed, modified, or amended; and

v.    All governmental, judicial, and third party approvals and consents that are required in connection with the transactions contemplated by this Term Sheet shall have been obtained, not be subject to unfulfilled conditions, and shall be in full force and effect.

For the avoidance of doubt, the failure to occur of the Plan Effective Date for any reason shall not result in a Soros Termination Event under the PSA except to the extent explicitly stated therein.

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EXHIBIT B

DIP Financing Term Sheet

Amount/Facility:	Delayed draw non-amortizing term loan debtor-in-possession credit facility (the “DIP Facility”; the loans thereunder, the “DIP Loans”) with availability of $6,100,000.00 to be used only in accordance with the Budget (as defined below) and incremental availability of $1,900,000.00 subject to the prior approval of the Lender (as defined below) in its sole discretion (such approval not to be unreasonably withheld; it being understood and agreed that the Borrower and Lender will use commercially reasonable efforts to consult in good faith and reach agreement prior to the Borrower incurring expenses that are reasonably likely to require use of the incremental availability; and it being further understood and agreed that if Borrower and Lender cannot agree on such expenses requiring use of the incremental availability, such differences will be resolved by the Bankruptcy Court).

All available proceeds of the DIP Facility shall be funded into a cash collateral account in the name of the Agent (as defined below) and may be accessed by the Borrower only in accordance with the Budget and with the consent of the Lender on terms and pursuant to documentation acceptable to the Lender.

Borrower:	Violin Memory, Inc. (the “Borrower”).
Guarantors:	Each domestic subsidiary of the Borrower, unless otherwise determined by the Lender in its sole discretion.
Lender	VM Bidco LLC, in its capacity as the lender under the DIP Facility (the “Lender”).
Agent:	VM Bidco LLC, in its capacity as the agent under the DIP Facility (the “Agent”).
Security:

The DIP Facility shall be accorded superpriority administrative expense claim status pursuant to Section 364(c)(1) of the Bankruptcy Code and be secured by a first-priority security interest in all of the Borrower’s assets pursuant to Sections 364(c)(2) of the Bankruptcy Code, with such superpriority status and liens subject to (i) customary limitations with respect to stock of foreign subsidiaries; (ii) a carve-out for any Sale Proceeds (as defined in the Plan Term Sheet above); (iii) a carve-out for any Initial Cash (as defined in the Plan Term Sheet above); and (iv) a carve-out for Supplemental Cash (as defined in the Plan Term Sheet above), including professional fees funded on a weekly basis as accrued prior to the occurrence of a trigger event and receipt of notice thereof (but limited by the approved Budget).

Funding:	Funding will occur on an accrued basis in accordance with the Budget (for reasonable and necessary costs to administer the estate/bankruptcy cases and pursue the Plan) and subject to the consent of Soros not to be unreasonably withheld.

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Maturity Date:

The earliest to occur of: (a) August 30, 2017; (b) the effective date of a plan of reorganization consistent with the Plan Term Sheet set forth above, (c) the occurrence of an Event of Default under the DIP credit agreement or the acceleration of the obligations under the DIP Facility; (d) the consummation of any transaction other than the transaction contemplated by the Plan (each, an “Alternate Transaction”); (e) the entry of an order by the Bankruptcy Court granting (i) relief from the automatic stay permitting foreclosure of any assets of the Company with a value in excess of $100,000 in the aggregate, (ii) a motion or other pleading filed, supported and/or not opposed by the Borrower requesting (or entry of an order approving) the appointment of a trustee or an examiner with special powers, or (iii) a motion for the dismissal or conversion of the Chapter 11 Case; and (f) the filing or support by the Company of any Alternate Transaction that does not provide for indefeasible payment in full, in cash of all obligations owing under the DIP Facility. The date on which the earliest of clauses (a) through (f) above occurs is referred to hereinafter as the “Termination Date.”

On the Termination Date, the DIP Facility shall be deemed terminated, and the Lender shall have no further obligation to provide financing pursuant to the DIP Facility. All unpaid principal, interest, fees, costs and expenses on the DIP Facility shall be due and payable in full on the Termination Date.

Availability/Use of Proceeds:	Up to $3,100,000.00 shall be available to the Borrower upon entry of the interim DIP order (the “Initial Draw”); up to $3,000,000.00 million shall be available to the Borrower upon entry of the final DIP order (the “Final Draw”); with incremental availability of up to $1,900,000.00 subject to the prior approval of the Lender in its sole discretion (such approval not to be unreasonably withheld; it being understood and agreed that the Borrower and Lender will use commercially reasonable efforts to consult in good faith and reach agreement prior to the Borrower incurring expenses that are reasonably likely to require use of the incremental availability; and it being further understood and agreed that if Borrower and Lender cannot agree on such expenses requiring use of the incremental availability, such differences will be resolved by the Bankruptcy Court).

Proceeds of the DIP Facility shall only be utilized by the Borrower in accordance with a budget in form and substance approved by Lender (the “Budget”), such approval not to be unreasonably withheld, to fund on an as accrued basis those expenses reasonably necessary to fund Borrower from entry of the interim order approving the DIP Facility to the Plan Effective Date. The initial Budget is attached hereto as Schedule 1.

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Mandatory Prepayments:	Customary for transactions of this type and to include 100% of insurance and condemnation proceeds and 100% of the net cash proceeds of any asset sales or debt issuance (without any reinvestment rights or de minimis dollar carveouts).

Prepayment Premium:	None

Interest Rate:	L + 9% (with a 1% LIBOR floor), payable in kind on maturity.

Default Rate:	Additional 2% per annum, payable in cash

Fees and Expenses:	The Company shall promptly pay or reimburse the Lender, or its professionals, when invoiced for all reasonable costs and expenses of legal counsel (including Weil, Gotshal & Manges LLP as legal counsel and Richards, Layton & Finger, P.A. as Delaware counsel) and including all due diligence, including but not limited to consultation, travel, duplication or printing costs, and attendance at court hearings, regardless of whether the DIP Facility is consummated, up to a cap of $250,000.

Conditions Precedent to Initial Loan:	Customary for transactions of this type and otherwise satisfactory to the Lender and to include: (i) negotiation of satisfactory loan documentation, (ii) delivery of the Budget, (iii) perfection of liens, (iv) motions and orders filed in the Borrower’s chapter 11 case approving such motions, in each case, shall be in form and substance reasonably satisfactory to Lender, (v) payment of legal fees and expenses of the Lender as set forth above (including Weil, Gotshal & Manges LLP as legal counsel and Richards, Layton & Finger, P.A. as Delaware counsel), and (vi) accuracy of all representations and warranties and absence of any default.

Conditions Precedent to Subsequent Loans:	Customary for transactions of this type and otherwise satisfactory to the Lender and to include: (i) accuracy of all representations and warranties and absence of any default, (ii) good faith and diligent efforts to meet the Milestones (listed on Schedule 2 hereto) in accordance with the Borrower’s obligations under Section 4(a)(i) of the Plan Support Agreement, and (iii) the interim order and, if applicable, final order approving the DIP Facility shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed in any manner adverse to the Lender.

Reporting:	Customary for transactions of this type and otherwise satisfactory to the Lender and to include weekly rolling 13-week cash flow forecasts, variance reports and detailed statements of receipts and disbursements.

Variance to Budget:	10% on an aggregate disbursement basis (the “Permitted Variance”).

Financial Covenants:	Customary for transactions of this type and otherwise satisfactory to the Lender, but to include weekly compliance with the Budget, tested on an aggregate cumulative basis, starting after the third full week after approval of the DIP Facility on an interim basis, subject to the Permitted Variance.

10

Bankruptcy Covenants:	Until the DIP Loans are indefeasibly repaid in full in cash, all motions, applications and other documents filed with the Bankruptcy Court by the Company shall be in a form and substance reasonably satisfactory to the Lender. The Company shall covenant to use good faith and diligent efforts to meet the Milestones in accordance with the Borrower’s obligations under Section 4(a)(i) of the Plan Support Agreement to meet the Milestones.

Representations and Warranties, Affirmative and Negative Covenants:	Customary for transactions of this type and otherwise satisfactory to the Lender.

Events of Default:	Customary for transactions of this type and otherwise satisfactory to the Lender.

Governing Law:	New York (except as governed by the Bankruptcy Code).

For the avoidance of doubt, the references herein to customary terms or conditions are to such terms or conditons to the extent not inconsistent with the terms and conditions set forth herein, the Plan Sponsor Agreement or Plan Term Sheet.

11

SCHEDULE 1

Initial Budget

.

12

Violin Memory, Inc.

Weekly Cash Forecast as of February 10, 2017	Actual	Actual	Actual	DIP Period(1):
($ millions)	0	1	2	3	4	5	6	7	8	9	10	11	12	13	Wk 3-13
Week Ending:	01/27/17	02/03/17	02/10/17	02/17/17	02/24/17	03/03/17	03/10/17	03/17/17	03/24/17	03/31/17	04/07/17	04/14/17	04/21/17	04/28/17	Total
Beginning Cash	$3.80	$3.43	$3.32	$—	$(1.49)	$(1.39)	$(1.99)	$(2.29)	$(2.75)	$(2.83)	$(3.56)	$(3.80)	$(4.25)	$(4.52)	$—
Collections:
AR Collections	0.03	0.13	—	—	—	—	—	—	—	—	—	—	—	—	—
VAT Collections	—	—	—	—	0.22	—	—	—	—	—	—	—	—	—	0.22
Misc. Cash Receipts	0.00	0.00	0.04	—	—	0.03	—	—	—	—	0.03	—	—	—	0.06

Total Collections	0.03	0.13	0.04	—	0.22	0.03	—	—	—	—	0.03	—	—	—	0.28
Disbursements:
Payroll	(0.24)	(0.15)	(0.03)	(0.36)	—	(0.35)	—	(0.35)	—	(0.35)	—	(0.35)	(0.17)	(0.17)	(2.10)
Benefits	(0.00)	(0.01)	(0.02)	(0.12)	—	(0.12)	—	—	—	—	(0.12)	—	—	—	(0.36)
Expense Reports	(0.00)	(0.00)	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)	(0.11)

Total Payroll & Payroll Related	(0.25)	(0.15)	(0.07)	(0.49)	(0.01)	(0.48)	(0.01)	(0.36)	(0.01)	(0.36)	(0.13)	(0.36)	(0.18)	(0.18)	(2.57)
Vendor Payments	(0.16)	(0.09)	(0.02)	(1.00)	(0.11)	(0.14)	(0.29)	(0.10)	(0.08)	(0.37)	(0.15)	(0.09)	(0.08)	(0.13)	(2.54)
Interest	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Total Operating Disbursements	(0.41)	(0.24)	(0.08)	(1.49)	(0.12)	(0.62)	(0.30)	(0.46)	(0.09)	(0.72)	(0.28)	(0.45)	(0.27)	(0.31)	(5.11)

Ending Cash Balance	3.43	3.32	3.29	(1.49)	(1.39)	(1.99)	(2.29)	(2.75)	(2.83)	(3.56)	(3.80)	(4.25)	(4.52)	(4.83)	(4.83)
Weekly Accrued Professional Fees	(0.32)	(0.19)	(0.13)	(0.30)	(0.09)	(0.13)	(0.09)	(0.24)	(0.09)	(0.09)	(0.14)	(0.09)	(0.09)	(0.09)	(1.44)

Total Weekly Disbursements	(0.72)	(0.43)	(0.21)	(1.79)	(0.21)	(0.75)	(0.39)	(0.70)	(0.18)	(0.82)	(0.42)	(0.54)	(0.36)	(0.40)	(6.55)
Cumulative Accrued Professional Fees	(1.86)	(2.05)	(2.19)	(0.30)	(0.39)	(0.52)	(0.61)	(0.85)	(0.94)	(1.03)	(1.17)	(1.26)	(1.35)	(1.44)	(1.44)

Adjusted Cash Balance	$1.57	$1.27	$1.10	$(1.79)	$(1.78)	$(2.50)	$(2.89)	$(3.59)	$(3.77)	$(4.59)	$(4.97)	$(5.51)	$(5.87)	$(6.27)	$(6.27)

Cash Escrow Account(1)	$—	$—	$3.29	$3.29	$3.29	$3.29	$3.29	$3.29	$3.29	$3.29	$3.29	$3.29	$3.29	$3.29	$3.29
Pre-DIP Accrued Professional Fees	(1.86)	(2.05)	(2.19)	(2.19)	(2.19)	(2.19)	(2.19)	(2.19)	(2.19)	(2.19)	(2.19)	(2.19)	(2.19)	(2.19)	(2.19)
Minimum Cash / Winddown	(0.97)	(0.97)	(0.97)	(0.97)	(0.97)	(0.97)	(0.97)	(0.97)	(0.97)	(0.97)	(0.97)	(0.97)	(0.97)	(0.97)	(0.97)
Est. Transaction Fees	(1.50)	(1.50)	(1.50)	(1.50)	(1.50)	(1.50)	(1.50)	(1.50)	(1.50)	(1.50)	(1.50)	(1.50)	(1.50)	(1.50)	(1.50)

Net Cash Escrow	$(4.33)	$(4.52)	$(1.37)	$(1.37)	$(1.37)	$(1.37)	$(1.37)	$(1.37)	$(1.37)	$(1.37)	$(1.37)	$(1.37)	$(1.37)	$(1.37)	$(1.37)

(1)	Budgeted Disbursements in the week ending 2/17/17 prior to DIP Funding will be reimbursed in full to the Initial Cash account upon Initial DIP draw

1 of 1

SCHEDULE 2

DIP Facility Milestones

February 15, 2017:	Filing of Plan of Reorganization and Disclosure Statement in form and substance reasonably satisfactory to the Lender.

March 6, 2017:	Approval of Disclosure Statement in form and substance reasonably satisfactory to the Lender.

April 20, 2017:	Entry of Confirmation Order confirming of Plan of Reorganization in form and substance reasonably satisfactory to the Lender.

13

EXHIBIT C

Exit Financing Term Sheet

Borrower:	The Borrower, as reorganized in the chapter 11 proceedings (the “Reorganized Borrower”).

Guarantors:	All domestic subsidiaries of the Reorganized Borrower unless otherwise agreed by the Exit Lenders (the “Exit Guarantors” and together with the Reorganized Borrower, collectively, the “Exit Loan Parties”).

Lenders:	VM Bidco LLC (or another entity designated by VM Bidco LLC) and one or more additional financial institutions acceptable to VM Bidco LLC (the “Exit Lenders”).

Exit Agent:	A financial insitution selected by the Exit Lenders (in such capacity, the “Exit Agent”).

Exit Facility:	A senior secured term loan credit facility (the “Exit Facility”) in an aggregate principal amount equal to (i) the outstanding principal amount of the DIP Facility on the date of entry of the Confirmation Order (the “DIP Tranche”), plus, (ii) the aggregate amount of the Cash Portion of the Sale Proceeds (the “Funding Tranche”), plus (iii) such additional amounts as may be agreed by the Exit Lenders in their sole discretion with the consent of the Borrower (the “Incremental Proceeds,” and together with DIP Tranche and the Funding Tranche, the “Exit Loans”).

Conditions to Conversion:	Customary for facilities of this type and satisfactory to the Exit Lenders, including the entry of a satisfactory Confirmation Order.

Purpose:	The Exit Loans (other than the Incremental Proceeds, if any) shall be used solely to refinance the DIP Facility, with the Sale Proceeds subsequently used solely to pay recoveries to certain creditors as described in the Plan Term Sheet. The Incremental Proceeds, if any, shall be used for working capital and general corporate purposes.

Interest Rate:	L + 5.00% (with a 1% LIBOR floor) per annum payable in cash.

Default Rate:	Additional 2% per annum, payable in cash.

Amortization:	None.

Fees:	None.

Maturity:	Earlier of (i) two (2) years from the Plan Effective Date; or (ii) the occurrence of an Event of Default under the Exit Facility.

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Security:	Substantially all assets of the Exit Loan Parties, subject to customary limitations with respect to stock of foreign subsidiaries.

Mandatory Prepayments:	Customary for facilities of this type and satisfactory to the Exit Lenders.

Optional Prepayments:	Exit Loans may be prepaid at any time without premium or penalty, in minimum amounts to be agreed.

Representations and Warranties:	Customary for facilities of this type and satisfactory to the Exit Lenders.

Affirmative, Negative and Financial Covenants:	Customary for facilities of this type and satisfactory to the Exit Lenders.

Events of Default:	Customary for facilities of this type and satisfactory to the Exit Lenders.

Governing Law:	New York.

15

EXHIBIT D

FORM OF JOINDER AGREEMENT FOR QUANTUM PARTNERS LP

WHEREAS, Violin Memory, Inc. (the “Company”), and VM Bidco LLC (“Soros”) entered into a Plan Sponsor Agreement dated January 25, 2017 (as amended, supplemented or otherwise modified from time to time, the “Agreement”).

WHEREAS, Quantum Partners LP (the “Joining Party”) is a holder of $25,600,000 in principal amount of 4.25% Convertible Senior Notes Due 2019 issued pursuant to that certain Indenture, dated as of September 24, 2014 by and among the Company as Issuer and Wilmington Trust, National Association as Trustee (the “Notes”), plus interest, fees, and other expenses.

WHEREAS, the Joining Party intends to be bound by certain provisions of the Plan Sponsor Agreement pursuant to the terms of this Joinder Agreement.

Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Plan Sponsor Agreement.

1. The Joining Party hereby agrees that, subject to the Company complying in all material respects with the terms of the Plan Sponsor Agreement, it shall the vote all of its claims and interests with respect to the Notes against or in the Company to accept the Plan by promptly after commencement of the Solicitation delivering its duly executed and completed ballots accepting the Plan.

2. The Joining Party further agrees not to change or withdraw (or cause to be changed or withdrawn) any such vote in Section 1 above except upon the occurrence of a Soros Termination Event or a Company Termination Event, or as otherwise expressly permitted pursuant to the Plan Sponsor Agreement.

3. The Company agrees that the Joining Party may direct the Company in accordance with Section 4(a) of the Plan Sponsor Agreement and enforce the provisions of Section 4(a) of the Plan Sponsor Agreement.

4. The Joining Party and the Company agree that Section 12 of the Plan Sponsor Agreement shall apply to this Joinder Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder Agreement to be executed as of the date first written above.

QUANTUM PARTNERS LP

By:
Name:
Title:

Acknowledged and Agreed

VIOLIN MEMORY, INC.

By:
Name:
Title:

Acknowledged and Agreed

VM BIDCO LLC

By:
Name:
Title:

2